Exhibit 99.1

Media Relations: Mark Petrarca 414-359-4100 mpetrarca@aosmith.com	Investor Relations: Patricia K. Ackerman 414-359-4130 packerman@aosmith.com

FOR IMMEDIATE RELEASE

July 30, 2020

A. O. Smith Reports 2020 Second Quarter Financial Results

Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (the “Company”) (NYSE-AOS) today announced second quarter net earnings of $67.8 million or $0.42 per share on second quarter sales of $663.9 million. Sales were 13 percent lower than sales of $765.4 million reported in the same quarter of 2019. Net earnings in 2019 were $102.1 million or $0.61 per share.

Adjusted earnings of $72.8 million or $0.45 per share were approximately 29 percent lower than the second quarter of 2019 and excluded $5.0 million or $0.03 per share of after-tax severance and restructuring charges in the current quarter related to aligning the business to current market conditions.

A. O. Smith is providing non-GAAP measures (adjusted earnings, adjusted earnings per share and adjusted segment earnings) for 2020 that exclude severance and restructuring charges related to its business alignment actions. Reconciliations to measures on a GAAP basis are provided in the financial information included with this press release.

“I am pleased with the way we have protected our employees and continued to serve our customers during these incredibly difficult times,” said Kevin J. Wheeler, chairman and chief executive officer. “Despite being faced with challenges and complexities as a result of the COVID-19 pandemic, our businesses performed well during the quarter, with double-digit organic growth in sales of North America water treatment products and a notable level of resiliency in North America residential water heater demand. We believe our strong balance sheet and stability afforded by our replacement business in the U.S. put us in a solid position to successfully navigate through the impact of the pandemic.”

North America segment

Sales of the North America segment were $480.5 million in the second quarter, a decline of approximately eight percent compared with the same period in 2019. Water treatment products’ organic growth of approximately 19 percent was more than offset by lower commercial water heater volumes, lower boiler volumes and a water heater sales mix composed of more electric models which have a lower selling price.

Segment earnings of $105.4 million were approximately 14 percent lower than segment earnings of $122.9 million in the same quarter of 2019 driven by lower volumes of commercial water heaters, lower volumes of boilers and the mix skew to electric water heaters. Certain costs directly related to the pandemic, including temporarily moving production from Mexico to the U.S., paying employees during temporary plant shutdowns, proactively deep cleaning facilities, paying benefits during employee furloughs and other costs, were $5.5 million in the second quarter. These unfavorable factors more than offset lower steel costs in the quarter compared with last year. As a result, segment margin of 21.9 percent declined compared with 23.5 percent achieved in the same period last year.

Adjusted segment earnings of $107.6 million in the current year quarter excluded $2.2 million in pre-tax severance costs resulting in second quarter adjusted segment margin of 22.4 percent.

Rest of World segment

Second quarter sales of $189.7 million for the Rest of the World segment declined approximately 24 percent compared with the same quarter in 2019. In China, sales declined 20 percent in local currency compared with the same period in the prior year. The decline in sales was primarily due to a higher sales mix of mid-price products and further reductions in customer inventory levels. Consumer demand for water heater and water treatment products in China was flat to slightly positive compared with the second quarter of 2019. China currency translation negatively impacted sales by approximately $6 million.

The Rest of the World segment lost $5.8 million in the second quarter compared with $22.4 million in segment earnings in the same quarter last year. The segment adjusted loss of $1.9 million in the current year quarter excluded $3.9 million in pre-tax severance and restructuring costs. The unfavorable impact to profits from a higher mix of mid-price products, which have lower margins, and lower China volumes more than offset the benefit to profits from lower SG&A expenses in that region. The Company believes its China business is aligned with current market conditions and expects no meaningful restructuring activities beyond the second quarter 2020. Second quarter adjusted segment margin was negative compared with 9.0 percent in the same quarter of 2019, as a result of the factors identified above.

Balance sheet and liquidity

As of June 30, 2020, the Company had cash and marketable securities balances totaling $568.7 million and undrawn borrowing capacity on its credit facility totaled $332 million. The Company’s total debt was $281.1 million at the end of June, and its leverage ratio was 14.5 percent as measured by total debt to total capitalization.

Cash provided by operations of $179.3 million during the first half of 2020 was higher than $143.7 million in the same period of 2019, as a result of lower investments in working capital, including deferral of the Company’s federal income tax payment to July 2020, which were partially offset by lower earnings compared with the year-ago period.

Operations and supply chain

The Company remained operational throughout the quarter. Its Juarez, Mexico facility, which had been voluntarily closed in April, reopened in May and ramped up production over the later portion of the quarter.

The Company has undertaken numerous and meaningful steps to protect its employees, suppliers, and customers in the pandemic. These important steps, in many cases reducing efficiencies, include continuous communication and training to employees on living and working safely in a COVID-19 environment, plant accommodations and reconfigurations to maintain social distancing, masks for all employees, implementation of sanitizing stations, temperature taking and regular, proactive deep cleaning and sanitization of its facilities.

The Company’s global supply chain remained operational throughout the quarter. In this continued challenging environment, its global supply chain management team continues to monitor and manage the ability to operate effectively as cases in the U.S. and elsewhere periodically surge.

Capital allocation

Given the uncertain business environment, the Company suspended its share repurchase program in mid-March 2020 and repurchased no shares in the second quarter of 2020.

The Company continues to strategically invest in its business for the long-term. It forecasts capital expenditures between $60 and $70 million in 2020, below the approximately $80 million average annual spending in the last three years.

On July 13, the Board of Directors of the Company declared a regular quarterly cash dividend of $0.24 per share on the Company’s Common Stock and Class A Common Stock.

Outlook

“Encouragingly, as U.S. and China restrictions and closures eased and mobility improved as the quarter progressed, we saw our North American water treatment sales thrive and our China business and North America residential water heater markets stabilize and improve,“ noted Wheeler. “However, much uncertainty remains about the duration and long-term implications of the pandemic, particularly its impact on U.S. commercial construction.”

“Under the assumption that the condition of our business environments and that of our suppliers is similar for the remainder of the year to what we are currently experiencing and does not deteriorate as a result of further restrictions or shutdowns, we are providing full year 2020 earnings guidance of $1.69 to $1.83 per share and adjusted earnings guidance of $1.72 to $1.86 per share.”

“We believe we continue to have ample liquidity and flexibility to meet the needs of our business and return cash to shareholders. We remain focused on keeping our employees safe, while serving our customers and building on our competitive advantages to emerge an even stronger Company in the future.”

During its live conference call at 10 a.m. Eastern Daylight Time today, A. O. Smith will provide an update on July 2020 business conditions. The call can be heard on the Company’s web site, www.aosmith.com. An audio replay of the call will be available on the Company’s web site after the live event.

Forward-looking statements

This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: negative impacts to the Company’s business, including demand for its products, operations and work-force dislocation and disruption, supply chain disruption and liquidity as a result of the severity and duration of the COVID-19 pandemic; a failure to recover or a further weakening of the Chinese economy and/or a failure to recover or a further decline in the growth rate of consumer spending or housing sales in China; negative impact to the Company’s businesses from international tariffs and trade disputes; potential further weakening in the high efficiency boiler segment in the U.S.; significant volatility in raw material availability and prices; inability of the Company to implement or maintain pricing actions; a failure to recover or further weakening in U.S. residential or commercial construction or instability in the Company’s replacement markets; foreign currency fluctuations; the Company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the Company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this press release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

About A. O. Smith

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment and air purification products. For more information, visit www.aosmith.com.

SOURCE A. O. Smith Corporation

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A. O. SMITH CORPORATION

Statement of Earnings

(condensed consolidated financial statements -

dollars in millions, except share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net sales	$663.9	$765.4	$1,300.8	$1,513.6
Cost of products sold	416.4	456.7	813.8	912.1

Gross profit	247.5	308.7	487.0	601.5
Selling, general and administrative expenses	155.9	178.7	329.7	363.4
Severance and restructuring expenses	6.1	—	6.1	—
Interest expense	2.5	3.4	4.7	5.4
Other income	(4.0)	(5.6)	(8.2)	(11.1)

Earnings before provision for income taxes	87.0	132.2	154.7	243.8
Provision for income taxes	19.2	30.1	35.2	52.4

Net earnings	$67.8	$102.1	$119.5	$191.4

Diluted earnings per share of common stock	$0.42	$0.61	$0.74	$1.14

Average common shares outstanding (000’s omitted)	162,174	168,086	162,536	168,588

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	June 30,	December 31,
	2020	2019
ASSETS:
Cash and cash equivalents	$442.7	$374.0
Marketable securities	126.0	177.4
Receivables	515.9	589.5
Inventories	306.0	303.0
Other current assets	53.8	56.5

Total Current Assets	1,444.4	1,500.4
Net property, plant and equipment	533.8	545.4
Goodwill and other intangibles	873.5	884.4
Operating lease assets	45.2	46.9
Other assets	87.3	80.9

Total Assets	$2,984.2	$3,058.0

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$435.7	$509.6
Accrued payroll and benefits	59.7	64.6
Accrued liabilities	188.4	143.7
Product warranties	44.8	41.8
Debt due within one year	6.8	6.8

Total Current Liabilities	735.4	766.5
Long-term debt	274.3	277.2
Pension liabilities	13.8	27.8
Operating lease liabilities	37.5	38.7
Other liabilities	265.1	281.0
Stockholders’ equity	1,658.1	1,666.8

Total Liabilities and Stockholders’ Equity	$2,984.2	$3,058.0

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Six Months Ended
	June 30,
	2020	2019
Operating Activities
Net earnings	$119.5	$191.4
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	40.0	38.4
Stock based compensation expense	10.4	10.8
Net changes in operating assets and liabilities:
Current assets and liabilities	35.9	(75.9)
Noncurrent assets and liabilities	(26.5)	(21.0)

Cash Provided by Operating Activities	179.3	143.7
Investing Activities
Capital expenditures	(24.8)	(36.5)
Acquisition	—	(107.0)
Investment in marketable securities	(91.1)	(202.3)
Net proceeds from sale of marketable securities	140.1	293.8

Cash Provided by (Used in) Investing Activities	24.2	(52.0)
Financing Activities
Long-term debt (repaid) incurred	(2.9)	137.3
Common stock repurchases	(56.7)	(132.6)
Net payments from stock option activity	2.6	(0.5)
Dividends paid	(77.8)	(74.0)

Cash Used In Financing Activities	(134.8)	(69.8)

Net increase in cash and cash equivalents	68.7	21.9
Cash and cash equivalents - beginning of period	374.0	259.7

Cash and Cash Equivalents - End of Period	$442.7	$281.6

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net sales
North America	$480.5	$524.0	$1,013.4	$1,045.8
Rest of World	189.7	249.1	299.9	481.2
Inter-segment sales	(6.3)	(7.7)	(12.5)	(13.4)

	$663.9	$765.4	$1,300.8	$1,513.6

Earnings (losses)
North America(1)	$105.4	$122.9	$232.5	$238.9
Rest of World(2)	(5.8)	22.4	(48.0)	34.7
Inter-segment earnings elimination	(0.3)	(0.1)	(0.3)	(0.1)

	99.3	145.2	184.2	273.5
Corporate expense	(9.8)	(9.6)	(24.8)	(24.3)
Interest expense	(2.5)	(3.4)	(4.7)	(5.4)

Earnings before income taxes	87.0	132.2	154.7	243.8
Tax provision	19.2	30.1	35.2	52.4

Net earnings	$67.8	$102.1	$119.5	$191.4

(1) includes severance and restructuring expenses of:	$2.2	$—	$2.2	$—
(2) includes severance and restructuring expenses of:	$3.9	$—	$3.9	$—

A. O. SMITH CORPORATION

Adjusted Earnings and Adjusted EPS

(dollars in millions, except per share data)

(unaudited)

The following is a reconciliation of net earnings and diluted EPS to adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net Earnings (GAAP)	$67.8	$102.1	$119.5	$191.4
Severance and restructuring expenses, before tax	6.1	—	6.1	—
Tax effect of severance and restructuring expenses	(1.1)	—	(1.1)	—

Adjusted Earnings	$72.8	$102.1	$124.5	$191.4

Diluted EPS (GAAP)	$0.42	$0.61	$0.74	$1.14
Severance and restructuring expenses per diluted share, before tax	0.04	—	0.04	—
Tax effect of severance and restructuring expenses per diluted share	(0.01)	—	(0.01)	—

Adjusted EPS	$0.45	$0.61	$0.77	$1.14

A. O. SMITH CORPORATION

Adjusted Segment Earnings

(dollars in millions)

(unaudited)

The following is a reconciliation of reported segment earnings (losses) to adjusted segment earnings (non-GAAP):

	Three Months Ended		Six Months Ended,
	June 30,		June 30,
	2020	2019	2020	2019
Segment Earnings (Losses) (GAAP)
North America	$105.4	$122.9	$232.5	$238.9
Rest of World	(5.8)	22.4	(48.0)	34.7
Inter-segment earnings elimination	(0.3)	(0.1)	(0.3)	(0.1)

Total Segment Earnings (GAAP)	$99.3	$145.2	$184.2	$273.5

Adjustments:
North America severance and restructuring expenses	$2.2	$—	$2.2	$—
Rest of World severance and restructuring expenses	3.9	—	3.9	—
Inter-segment earnings elimination	—	—	—	—

Total Adjustments	$6.1	$—	$6.1	$—

Adjusted Segment Earnings (Losses)
North America	$107.6	$122.9	$234.7	$238.9
Rest of World	(1.9)	22.4	(44.1)	34.7
Inter-segment earnings elimination	(0.3)	(0.1)	(0.3)	(0.1)

Total Adjusted Segment Earnings	$105.4	$145.2	$190.3	$273.5

A. O. SMITH CORPORATION

2020 Adjusted EPS Guidance and 2019 EPS

(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2020
	Guidance	2019
Diluted EPS (GAAP)	$1.69 - 1.83	$2.22
Severance and restructuring expenses, per diluted share	0.03	—

Adjusted EPS	$1.72 - 1.86	$2.22